Exhibit 99.12

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of the amendment to statement on Schedule 13D (including any and all further amendments thereto) with respect to the Class A Shares of ZAIS Group Holdings, Inc., dated as of December 18, 2017, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this agreement expressly authorizes Christian Zugel to file on its behalf any and all further amendments to such statement on Schedule 13D.
Dated: December 18, 2017

s/ Christian Zugel
Name:	Christian Zugel

/s/ Sonia Zugel
Name:	Sonia Zugel

Zugel Family Trust

By:	Fiduciary Trust International of Delaware Trustee

By:	/s/ Jean W. Mottel
	Name:	Jean W. Mottel
	Title:	Managing Director

Z Acquisition LLC

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member